EXHIBIT 21


                               A.G. EDWARDS, INC.

                            REGISTRANT'S SUBSIDIARIES


   The following listing includes the registrant's directly-owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries which are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

                                                 State of
                                              Incorporation/
Name of Company                               Organization      Subsidary of

A.G. Edwards & Sons, Inc. (Edwards)               Delaware     Registrant
 The Ceres Investment Company                     Missouri     Edwards
 Indianapolis Historic Partners                   Indiana      Edwards
AGE Commodity Clearing Corp.                      Delaware     Registrant
A.G. Edwards Life Insurance Company               Missouri     Registrant
Edwards Development Corporation                   Missouri     Registrant
A.G. Edwards Trust Company (Missouri Trust)       Missouri     Registrant
 A.G. Edwards Asset Performance Monitor, Inc.     Missouri     Missouri Trust
A.G. Edwards Trust Company                        New Jersey   Registrant
A.G. Edwards Trust Company                        Texas        Registrant
A.G. Edwards Trust Company                        Florida      Registrant
A.G.E. Properties, Inc. (Properties)              Missouri     Registrant
 A.G.E. Realty Corp.                              Missouri     Properties
 A.G.E. Redevelopment Corporation                 Missouri     Properties
GULL-AGE Capital Group, Inc.                      Delaware     Registrant
AGE Investments, Inc.                             Delaware     Registrant